Exhibit 99

Dillard's, Inc. Reports Record Fourth Quarter and Fiscal Year Performance

LITTLE ROCK, Ark.--(BUSINESS WIRE)--February 23, 2012--Dillard's, Inc. (NYSE: DDS) (the "Company" or "Dillard's") announced operating results for the 13 and 52 weeks ended January 28, 2012. This release contains certain forward-looking statements. Please refer to the Company's cautionary statements regarding forward-looking information included below under "Forward-Looking Information".

Fourth Quarter Results

Dillard’s reported income for the 13 weeks ended January 28, 2012 of $141.5 million, or $2.77 per share. Included in net income for the 13 weeks ended January 28, 2012 is a $44.5 million pre-tax credit ($28.7 million after tax or $0.56 per share) related to the settlement of a lawsuit with JDA Software Group. Excluding this credit, the Company would have recorded net income of $112.8 million or $2.21 per share marking a record-setting fourth quarter earnings per share performance.

Other highlights of the 13 weeks ended January 28, 2012 included:

  A 3% increase in comparable store sales
  Control of advertising, selling, administrative and general expenses (“operating expenses”) which declined 40 basis points of sales
  Repurchase of $98.8 million (2.1 million shares) of Class A Common Stock

Dillard’s Chief Executive Officer, William T. Dillard, II, stated, “We are pleased with our progress in 2011 where we delivered a record setting performance. With strong operating cash flow, we purchased $491 million of our Class A Common Stock during the year with $99 million accomplished in the fourth quarter. In 2012, we will remain focused on creating a clearly distinctive shopping experience at Dillard’s in merchandise selection as well as in customer service.”

For the prior year fourth quarter, the 13 weeks ended January 29, 2011, Dillard’s reported net income of $109.6 million, or $1.75 per share. Included in net income for the prior year fourth quarter are pre-tax credits totaling $9.7 million ($12.7 million after tax or $0.20 per share) which is comprised of the following items:

  $7.5 million proceeds received as final payment related to hurricane losses ($4.8 million after tax or $0.08 per share).
  a $2.2 million pretax gain on disposal of assets primarily related to the sale of three closed stores ($1.4 million after tax or $0.02 per share).
  a $6.5 million income tax benefit ($0.10 per share) primarily related to net decreases in unrecognized tax benefits, interest and penalties due to resolutions of federal and state examinations, decreases in state net operating loss valuation allowances, and a decrease in a capital loss valuation allowance.

Excluding these after-tax credits, the Company would have recorded net income of $96.9 million or $1.55 per share for the prior year fourth quarter.

Fiscal Year Results

Dillard’s reported net income for the 52 weeks ended January 28, 2012 of $463.9 million, or $8.52 per share. Included in net income for the 52 weeks ended January 28, 2012 is a net pre-tax credit totaling $50.9 million ($234.5 million after tax or $4.31 per share) which is comprised of the following items:

  approximately $201.6 million ($3.70 per share) in tax benefit due to the reversal of a valuation allowance related to a deferred tax asset consisting of a capital loss carryforward a $44.5 million net pretax credit ($28.7 million after tax or $0.53 per share) related to the settlement of a lawsuit with JDA Software Group, Inc. for $57.0 million a $4.2 million pretax gain ($2.7 million after tax or $0.05 per share) related to a distribution from a mall joint venture non-cash pretax asset impairment and store closing charges of $1.2 million ($0.8 million after-tax or $0.01 per share)
  a $2.1 million pretax gain ($1.4 million after tax or $0.03 per share) relating to the sale of an interest in a mall joint venture a $1.3 million pretax gain ($0.9 million after tax or $0.02 per share) related to the sale of two former retail store locations

Excluding this net after-tax credit, the Company would have recorded net income of $229.4 million or $4.21 per share for the 52 weeks ended January 28, 2012 which is a record-setting earnings per share performance.

Other highlights of the 52 weeks ended January 28, 2012 included:

  A 4% increase in comparable store sales
  Control of advertising, selling, administrative and general expenses (“operating expenses”) which declined 60 basis points of sales
  Cash flow from operations of $501.1 million
  Repurchase of $491.1 million (11.4 million shares) of Class A Common Stock

For the prior fiscal year, the 52 weeks ended January 29, 2011, Dillard’s reported net income of $179.6 million, or $2.67 per share. Included in net income for the prior year fiscal year are net pre-tax credits totaling $10.4 million ($16.4 million after tax or $0.24 per share) which is comprised of the following items:

  $7.5 million proceeds received as final payment related to hurricane losses ($4.8 million after tax or $0.07 per share).
  non-cash pretax asset impairment and store closing charges of $2.2 million ($1.4 million after tax or $0.02 per share).
  a $5.1 million pretax gain on disposal of assets primarily related to the sale of five closed stores ($3.3 million after tax or $0.05 per share).
  a $9.7 million income tax benefit ($0.14 per share) primarily related to net decreases in unrecognized tax benefits, interest and penalties due to resolutions of federal and state examinations, decreases in state net operating loss valuation allowances, and a decrease in a capital loss valuation allowance.

Excluding this net after-tax credit, the Company would have recorded net income of $163.2 million or $2.43 per share for the prior fiscal year.

Net Sales – 13 Weeks

Net sales for the 13 weeks ended January 28, 2012 were $1.970 billion compared to net sales for the 13 weeks ended January 29, 2011 of $1.934 billion. Net sales include the operations of the Company’s construction business, CDI Contractors, LLC (“CDI”).

Total merchandise sales (which exclude CDI) for the 13-week period ended January 28, 2012 were $1.946 billion compared to $1.912 billion for the 13-week period ended January 29, 2011. Total merchandise sales increased 2% during the fourth quarter. Sales in comparable stores increased 3%.

Net Sales – 52 Weeks

Net sales for the 52 weeks ended January 28, 2012 were $6.264 billion compared to net sales for the 52 weeks ended January 29, 2011 of $6.121 billion.

Total merchandise sales for the 52-week period ended January 28, 2012 were $6.194 billion compared to $6.020 billion for the 52-week period ended January 29, 2011. Total merchandise sales increased 3% during the fiscal year. Sales in comparable stores increased 4%.

Service Charges and Other Income

Included in service charges and other income for the 13 weeks ended January 29, 2011 is $7.5 million proceeds received as final payment related to hurricane losses ($4.8 million after tax or $0.08 per share).

Gross Margin/Inventory

Gross margin from retail operations (which excludes CDI) was 34.4% (of sales) for the 13 weeks ended January 28, 2012 compared to 34.5% for the prior year fourth quarter. Gross margin from retail operations for the 52 weeks ended January 28, 2012 improved 30 basis points (of sales) to 35.9% compared to 35.6% for the prior fiscal year.

Consolidated gross margin for the 13 weeks ended January 28, 2012 was 34.0% compared to 34.1% during the prior year fourth quarter. Consolidated gross margin for the 52 weeks ended January 28, 2012 improved 50 basis points to 35.5% compared to 35.0% for the prior year fiscal year.

Inventory in comparable stores increased 3% at January 28, 2012 compared to January 29, 2011.

Advertising, Selling, Administrative and General Expenses

Advertising, selling, administrative and general expenses (“operating expenses”) decreased approximately 40 basis points of sales during the 13 weeks ended January 28, 2012 compared to the 13 weeks ended January 29, 2011. Operating expenses were $440.8 million (22.4% of sales) and $441.6 million (22.8% of sales), respectively. Specific areas of operating expense savings during the fourth quarter included advertising and utilities partially offset by increased services purchased.

Operating expense decreased approximately 60 basis points of sales during the 52 weeks ended January 28, 2012 compared to the 52 weeks ended January 29, 2011. Operating expenses were $1,630.9 million (26.0% of sales) and $1,625.8 million (26.6% of sales), respectively.

Gain on Litigation Settlement

During the 13 weeks ended January 28, 2012, the Company recorded a $44.5 million pre-tax credit net of legal fees and costs ($28.7 million after tax or $0.56 per share) related to the settlement of a lawsuit with JDA Software Group for $57.0 million.

Share Repurchase

During the 13 weeks ended January 28, 2012, Dillard’s repurchased approximately $98.8 million (2.1 million shares) of Class A Common Stock. The Company repurchased approximately $491.1 million (11.4 million shares) of Class A Common Stock during the 52 weeks ended January 28, 2012. At January 28, 2012, $27.5 million of authorization remained under the Company’s $250 million share repurchase program.

Total shares outstanding (Class A and Class B Common Stock) at January 28, 2012 and January 29, 2011 were 49.4 million and 60.0 million, respectively.

Credit Facility

Letters of credit totaling $83.7 million were outstanding under the Company’s $1.0 billion revolving credit facility as of January 28, 2012.

Store Information

At January 28, 2012, the Company operated 288 Dillard's locations and 16 clearance centers spanning 29 states and an Internet store at www.dillards.com. Total square footage at January 28, 2012 was 52.7 million.

Sales Reporting

Dillard’s will no longer report monthly sales results. Sales performance information will be included in the Company’s quarterly press releases. Management believes that providing sales information quarterly with operating results provides a more complete representation of the Company’s performance.

Dillard’s, Inc. and Subsidiaries Condensed Consolidated Statements of Income (Unaudited) (In Millions, Except Per Share Data)

	13-Week Period Ended
	January 28, 2012		January 29, 2011
		% of		% of
	Amount	Net Sales	Amount	Net Sales

Net sales	$ 1,970.0	100.0. %	$ 1,934.3	100.0. %
Service charges and other income	39.4	2.0	42.7	2.2
	2,009.4	102.0	1,977.0	102.2

Cost of sales	1,300.3	66.0	1,273.9	65.9
Advertising, selling, administrative and general expenses	440.8	22.4	441.6	22.8
Depreciation and amortization	64.8	3.3	68.4	3.5
Rentals	13.3	0.7	14.4	0.7
Interest and debt expense, net	17.6	0.9	18.4	1.0
Gain on litigation settlement	44.5	2.3	-	-
Gain on disposal of assets	0.1	0.0	2.3	0.1
Income before income taxes and income on and
equity in (losses) of joint ventures	217.2	11.0	162.6	8.4
Income taxes	76.1		51.4
Income on and equity in (losses) of joint ventures	0.4	0.0	(1.6)	(0.1)
Net income	$ 141.5	7.2%	$ 109.6	5.7%

Basic earnings per share	$ 2.82		$ 1.77
Diluted earnings per share	$ 2.77		$ 1.75
Basic weighted average shares	50.2		61.8
Diluted weighted average shares	51.1		62.8

Dillard’s, Inc. and Subsidiaries Condensed Consolidated Statements of Income (Unaudited) (In Millions, Except Per Share Data)

	52-week Period Ended
	January 28, 2012		January 29, 2011

		% of		% of
	Amount	Net Sales	Amount	Net Sales

Net sales	$6,263.6	100.0%	$ 6,121.0	100.0%
Service charges and other income	136.2	2.2	132.5	2.2
	6,399.8	102.2	6,253.5	102.2

Cost of sales	4,041.6	64.5	3,976.1	65.0
Advertising, selling, administrative and general expenses	1,630.9	26.0	1,625.8	26.6
Depreciation and amortization	257.7	4.1	261.5	4.3
Rentals	48.1	0.8	51.0	0.8
Interest and debt expense, net	72.1	1.2	73.8	1.2
Gain on litigation settlement	44.5	0.7	-	-
Gain on disposal of assets	4.0	0.0	5.6	0.1
Asset impairment and store closing charges	1.2	0.0	2.2	0.0
Income before income taxes and income on and
equity in (losses) of joint ventures	396.7	6.3	268.7	4.4
Income taxes (benefit)	(62.5)		84.5
Income on and equity in (losses) of joint ventures	4.7	0.1	(4.6)	(0.1)
Net income	$463.9	7.4%	$ 179.6	2.9%

Basic earnings per share	$8.67		$ 2.68
Diluted earnings per share	$8.52		$ 2.67
Basic weighted average shares	53.5		66.9
Diluted weighted average shares	54.4		67.2

Dillard’s, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
(In Millions)

	January 28,	January 29,
	2012	2011
Assets
Current Assets:
Cash and cash equivalents	$224.3	$343.3
Accounts receivable	28.7	26.0
Merchandise inventories	1,304.1	1,290.1
Other current assets	34.6	42.5
Total current assets	1,591.7	1,701.9

Property and equipment, net	2,440.3	2,595.5
Other assets	274.1	76.8

Total Assets	$4,306.1	$ 4,374.2

Liabilities and Stockholders' Equity
Current Liabilities:
Trade accounts payable and accrued expenses	$655.7	$ 689.3
Current portion of long-term debt and capital leases	79.1	51.4
Federal and state income taxes including current deferred taxes	135.6	90.6
Total current liabilities	870.4	831.3

Long-term debt and capital leases	623.9	708.6
Other liabilities	256.3	205.9
Deferred income taxes	310.6	341.7
Subordinated debentures	200.0	200.0
Stockholders' equity	2,044.9	2,086.7

Total Liabilities and Stockholders' Equity	$4,306.1	$ 4,374.2

Dillard’s, Inc. and Subsidiaries Condensed Consolidated Statements of Cash Flows (Unaudited) (In Millions)
	52-week Period Ended
	January 28, 2012	January 29, 2011
Operating activities:
Net income	$463.9	$179.6
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property and deferred financing cost	259.6	263.4
Deferred income taxes	(9.5)	18.4
Gain on disposal of assets	(4.0)	(5.6)
Asset impairment and store closing charges	1.2	2.2
Excess tax benefits from share-based compensation	(10.2)	(3.4)
Gain on repurchase of debt	(0.2)	-
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(2.8)	37.3
(Increase) decrease in merchandise inventories	(14.0)	10.5
Decrease in federal income tax receivable	-	0.2
Decrease in other current assets	7.9	0.6
(Increase) decrease in other assets	(210.4)	6.6
(Decrease) increase in trade accounts payable and accrued expenses and other liabilities	(14.0)	24.6
Increase (decrease) in income taxes payable	33.6	(21.5)
Net cash provided by operating activities	501.1	512.9
Investing activities:
Purchase of property and equipment	(115.6)	(98.2)
Proceeds from disposal of assets	29.9	17.6
Distribution from joint venture	2.5	-
Investment in joint venture	-	(9.0)
Net cash used in investing activities	(83.2)	(89.6)
Financing activities:
Principal payments on long-term debt and capital lease obligations	(56.8)	(17.4)
Cash dividends paid	(10.0)	(11.1)
Purchase of treasury stock	(491.1)	(413.9)
Excess tax benefits from share-based compensation	10.2	3.4
Proceeds from stock issuance	10.8	17.3
Net cash used in financing activities	(536.9)	(421.7)
(Decrease) increase in cash and cash equivalents	(119.0)	1.6
Cash and cash equivalents, beginning of period	343.3	341.7
Cash and cash equivalents, end of period	$224.3	$343.3
Non-cash transactions:
Accrued capital expenditures	$7.1	$1.6
Stock awards Capital lease transactions	2.8 -	2.3 4.0

Estimates for 2012

The Company is updating the following estimates for certain financial statement items for the fiscal year ending February 2, 2013 based upon current conditions. Actual results may differ significantly from these estimates as conditions and factors change – See “Forward-Looking Information”.

	In millions
	2012 Estimated	2011 Actual
Depreciation and amortization	$257	$258
Rentals	34	48
Interest and debt expense, net	70	72
Capital expenditures	175	116

Forward-Looking Information

The foregoing contains certain “forward-looking statements” within the definition of federal securities laws. The following are or may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995: statements including (a) words such as “may,” “will,” “could,” “believe,” “expect,” “future,” “potential,” “anticipate,” “intend,” “plan,” “estimate,” “continue,” or the negative or other variations thereof, and (b) statements regarding matters that are not historical facts. The Company cautions that forward-looking statements contained in this report are based on estimates, projections, beliefs and assumptions of management and information available to management at the time of such statements and are not guarantees of future performance. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise. Forward-looking statements of the Company involve risks and uncertainties and are subject to change based on various important factors. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements made by the Company and its management as a result of a number of risks, uncertainties and assumptions. Representative examples of those factors include (without limitation) general retail industry conditions and macro-economic conditions; economic and weather conditions for regions in which the Company’s stores are located and the effect of these factors on the buying patterns of the Company’s customers, including the effect of changes in prices and availability of oil and natural gas; the availability of consumer credit; the impact of competitive pressures in the department store industry and other retail channels including specialty, off-price, discount and Internet retailers; changes in consumer spending patterns, debt levels and their ability to meet credit obligations; changes in legislation, affecting such matters as the cost of employee benefits or credit card income; adequate and stable availability and pricing of materials, production facilities and labor from which the Company sources its merchandise; changes in operating expenses, including employee wages, commission structures and related benefits; system failures or data security breaches; possible future acquisitions of store properties from other department store operators; the continued availability of financing in amounts and at the terms necessary to support the Company’s future business; fluctuations in LIBOR and other base borrowing rates; potential disruption from terrorist activity and the effect on ongoing consumer confidence; epidemic, pandemic or other public health issues; potential disruption of international trade and supply chain efficiencies; world conflict and the possible impact on consumer spending patterns and other economic and demographic changes of similar or dissimilar nature. The Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended January 29, 2011, contain other information on factors that may affect financial results or cause actual results to differ materially from forward-looking statements.

CONTACT:
Dillard's, Inc.
Julie Johnson Bull, 501-376-5965